Exhibit 99.1
EAGLE ROCK ENERGY PARTNERS, L.P. ANNOUNCES ACQUISITIONS; PRIVATE PLACEMENT OF
EQUITY; PLANT PROJECT COMPLETION; GROWTH IN DISTRIBUTABLE CASH FLOW PER UNIT
OF 48%, PRO FORMA FOR ACQUISITIONS; AND RECOMMENDED DISTRIBUTION INCREASE
HOUSTON — Eagle Rock Energy Partners, L.P. (Nasdaq: EROC) (“Eagle Rock” or the “Partnership”) announced today it has entered into three strategic acquisitions in its midstream and upstream businesses for a combined purchase price of approximately $420 million. Additionally, the Partnership announced the execution of a unit purchase agreement for a private placement of equity totaling approximately $204 million. Management estimates the acquisitions will increase 2007 distributable cash flow per unit by approximately 48% on a pro forma basis assuming the acquisitions occurred at the beginning of the year. This accretion will enhance Eagle Rock’s coverage ratio while allowing for an increase in distributions per unit. The Partnership also announced the completion and placement into service of its Red Deer Processing Plant project located in Roberts County, Texas.
Acquisition of Escambia Asset Co., LLC
The Partnership has signed a definitive purchase agreement to acquire Escambia Asset Co., LLC (“EAC”) and certain of its subsidiaries for an aggregate purchase price of approximately $220 million, comprised of approximately $203.5 million in cash and 689,857 in Eagle Rock common units, subject to working capital and other price adjustments, in a privately negotiated transaction. The assets subject to this transaction include 33 operated wells in Escambia County, Alabama with net production of 3,300 Boepd and proved reserves of 12.2 MMBoe, of which 89% is proved developed producing. The transaction also includes two treating facilities with 100 MMcfd of capacity, one natural gas processing plant with 40 MMcfd of capacity and related gathering systems. The acquisition has an effective date of April 1, 2007, and is subject to customary closing conditions and is projected to close in late July. The EAC acquisition is expected to contribute approximately $58.1 million of annual adjusted EBITDA with maintenance capital estimated to be approximately $11 million on an annual basis.
Acquisition of Redman Energy Holdings
In addition, Eagle Rock has signed definitive purchase agreements to acquire Redman Energy Holdings, L.P. and Redman Energy Holdings II, L.P. (Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. portfolio companies, respectively) and certain assets owned by NGP Income Co-Investment Opportunities Fund II, L.P. (a Natural Gas Partners affiliate) (collectively, “Redman”) in a privately negotiated transaction. For a combined value of $180 million, Redman will receive as consideration a total of 4,426,591 newly-issued Eagle Rock common units and $74.1 million in cash, subject to working capital and other customary closing adjustments.
The assets conveyed in the Redman transaction include 76 operated and 95 non-operated wells mainly located in East and South Texas with a net production of 1,810 Boepd and combined proved reserves of 8.3 MMBoe, of which 78% is proved developed producing. This acquisition is expected to generate approximately $24.8 million of annual adjusted EBITDA, with $1.5 million in maintenance capital requirements on an annual basis.
This transaction was evaluated, reviewed and approved by the Conflicts Committee of the Board of Directors of Eagle Rock Energy Partners. The transaction has an effective date of April 1, 2007, is also subject to customary closing conditions and is expected to close by late July.
Contribution of Assets by MacLondon Energy, L.P.
On June 18, 2007, MacLondon Energy, L.P. (“MacLondon”) contributed to Eagle Rock certain mineral and royalty interests in approximately 1,200 wells in which Eagle Rock already owns an interest as a result of the previously announced Montierra Minerals and Production transaction. The interests contributed represent approximately 21 net Bopd of crude oil production and 780 net Mcfd of natural gas production, generating approximately $2.3 million of annual adjusted EBITDA with no related maintenance capital expense. As consideration, MacLondon received 789,474 newly-issued Eagle Rock common units, subject to customary post-closing adjustments.
Private Placement of Equity
To partially finance the cash portion of the EAC and Redman transactions, the Partnership has entered into a unit purchase agreement to sell in a private placement 9,230,770 common units to third-party investors for total cash proceeds of approximately $204 million. The Partnership also has agreed to file a registration statement with the Securities and Exchange Commission registering for resale the newly-issued common units within 90 days after the closing. The remaining cash portion of the transactions, totaling approximately $84 million, will be funded through Eagle Rock’s revolving credit facility. The Partnership anticipates that the private placement will close simultaneously with the EAC and Redman acquisitions. The private placement investor group led by Lehman Brothers MLP Opportunity Fund L.P. includes New Mountain Vantage, Perry Capital, LLC, Harvest Fund Advisors, LLC, RCH Energy MLP Fund, L.P. and Strome MLP Fund.
Joseph A. Mills, chairman and chief executive officer of Eagle Rock, stated, “The EAC and Redman transactions solidify Eagle Rock’s presence in the upstream sector, enabling us to expand our focus on acquisitions of operated properties. Our upstream management team has extensive experience in operating oil and gas producing properties including the operation of assets similar to those acquired in the EAC and Redman transactions. In addition, the midstream assets acquired in the EAC transaction validate the advantages of our dual platform upstream and midstream model. Given Eagle Rock’s strong operating and commercial capabilities in both upstream and midstream sectors, these acquisitions provide unique identified upside opportunities.” Mills went on to say, “Together with the MacLondon transaction, these acquisitions are expected to be immediately accretive to second half 2007 distributable cash flow. Eagle Rock’s estimate of 2007 distributable cash flow will increase from approximately $72 million, or $1.25 per fully diluted unit to approximately $134 million or $1.85 per fully diluted unit (assuming a 1.0x distribution coverage for comparison purposes), a 48% increase on a pro forma basis assuming the transactions occurred at the beginning of the year. The overall impact of these acquisitions and their related financing will allow Eagle Rock to fully pay distributions to its subordinated unitholders, increase its quarterly distribution above its minimum quarterly distribution rate and increase its distribution coverage ratio. Similar to the recently completed Laser and Montierra acquisitions, these transactions continue to significantly deleverage Eagle Rock’s balance sheet.”
Completion of Red Deer Processing Plant Project, Roberts County, Texas
On June 21, 2007, Eagle Rock placed in service its Red Deer Processing Plant which adds approximately 20 MMcfd of processing capacity to its East Panhandle System. Given the significant drilling activity and current gas production in the Granite Wash play in this area, the plant is already at its stated capacity. It is expected that the Red Deer Processing Plant will contribute approximately $7 million of adjusted EBITDA in its first full 12 months of operations.
Distribution Increase
In connection with these acquisitions, and the recently completed Red Deer Processing Plant project, Eagle Rock management expects to recommend to the Board of Eagle Rock Energy Partners, L.P. an increase in the annual distribution rate beginning with fourth quarter 2007.
Based on closing these acquisitions and the related equity placement, the Partnership expects to increase the distribution rate for the fourth quarter of 2007, payable in February 2008, by a total of $0.03 to $0.3925 per unit. If approved by Eagle Rock’s Board, this increase would raise Eagle Rock’s distributions per unit to $1.57 per year. Management’s strategy focuses on increasing distributions. Management intends to recommend further distribution increases as the Partnership completes further acquisitions.
The Board’s approval of this recommended increase is subject to a review of future operating results including production, commodity prices, operating costs, capital requirements, and other factors affecting Eagle Rock’s business.

Eagle Rock will host a conference call to discuss these transactions and other matters on Monday, July 16, 2007, at 10 a.m. CT (11 a.m. ET). Interested parties may listen live over the Internet or via telephone. To participate live over the Internet, log on to the Partnership’s Web site at www.eaglerockenergy.com. To participate via telephone, the call in number is 888-679-8034, confirmation code 38627378. Please call in at least 10 to 15 minutes prior to the call start time. Participants may pre-register for this conference call. Pre-registering is not mandatory but is recommended as it will provide immediate entry into the call and will facilitate the timely start of the conference. Participants may pre-register at anytime, including up to and after the call start time. To pre-register, please go to the conferencing Web site at https://www.theconferencingservice.com/prereg/key.process?key=PCJLEPPYK.
An audio replay of the conference call will also be available for seven days by dialing 888-286-8010, confirmation code 82403396. A replay and transcript will also be available by accessing the company’s Web site.
Eagle Rock Energy Partners, L.P. is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, developing, and producing oil and gas interests. Its corporate office is located in Houston, Texas.
Adjusted EBITDA is defined as net income (loss) plus income tax, interest-net, depreciation and amortization expense, other non-cash operating expenses less non realized revenues risk management loss (gain) activities and less net income from discontinued operations.
This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy the common units nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
The equity securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.